Exhibit 10.3

Text of Amended Articles of Incorporation

Fourth: That the total number of common stock authorized that may be issued by the Corporation is one billion five hundred million (1,500,000,000) shares with a par value of one tenth of one cent ($0.001) per share and ten million (10,000,000) shares of preferred stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.